PURCHASE AND SALE AGREEMENT





            WHITING PETROLEUM CORPORATION, as Seller

                               and


              DELTA PETROLEUM CORPORATION, as Buyer


                    Dated as of June 1,  2000



                   PURCHASE AND SALE AGREEMENT


      This Purchase and Sale Agreement (this "Agreement") is made and entered into as of this 1st day of June, 2000, by and between WHITING PETROLEUM CORPORATION, a Delaware corporation, whose address is 1700 Broadway, Suite 2300, Denver, Colorado 80290,
("Seller") and DELTA PETROLEUM CORPORATION, a Colorado corporation, whose address is 3310 QWest Tower, 555 Seventeenth Street, Denver, Colorado 80202 ("Buyer"). Capitalized terms used in this Agreement shall have the meanings set forth in Appendix A attached hereto.

                            RECITALS

     A. Seller acquired certain undivided interests in the oil and gas units described in Schedule I attached hereto (collectively, the "Units") pursuant to the following instruments (collectively, the "Assignments"):

          (i)  Assignment, Bill of Sale and Conveyance, effective as of
               February 1, 2000, by Duncan Oil Partners to Seller;
          (ii) Assignment, Bill of Sale and Conveyance, effective as of
               February 1, 2000, by Raymond T. Duncan Oil Properties, Ltd. to Seller; and
         (iii) Assignment, Bill of Sale and Conveyance, effective as of February 1, 2000, by KO-OP XVI RTD to Seller.

     B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller a fifty percent (50%) undivided interest in the interests in the Units that Seller acquired pursuant to the Assignments and in the other rights and assets relating thereto.

     C. Schedule I sets forth the working and net revenue interests in the Units Seller desires to sell to Buyer and Buyer desires to purchase from Seller upon the terms and conditions set forth in this Agreement.

     D. There are specifically excluded from this Agreement any other interests in the Units held by Seller on the date hereof that were not acquired pursuant to the Assignments.

                            AGREEMENT

     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

                            ARTICLE I
                        PURCHASE AND SALE

          1.1 Purchase and Sale. Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell, transfer, assign and convey to Buyer, a fifty percent (50%) undivided working interest (the "Assigned Interest") in the following properties, rights and assets (the "Interests"):

               (a) the undivided interests of Seller in the Units as specifically described on Exhibit A attached hereto and made a part hereof;

               (b) the undivided interests in the leasehold estates created by the leases, licenses, permits and other agreements described in Exhibit A (the "Leases"), insofar as the Leases cover and relate to the land described in Exhibit A (the "Land"), and only insofar as such interests were acquired by Seller pursuant to the Assignments;

               (c)  Identical undivided interests in the
fixtures, personal property and equipment located on the Land or used in the operation thereof including, without limitation, the wells, well equipment, casing, tanks, boilers, buildings, tubing, pumping units, motors, pipelines, gathering lines, power lines, and all other machinery, equipment, ancillary facilities and improvements used in the operation thereof (all of the foregoing are collectively referred to herein as "Related Assets");

               (d) Seller's rights and obligations arising after the Effective Time (including, without limitation, any calls or other preferential rights to purchase production) under any contracts, permits, licenses, servitudes, easements, rights-of-way, orders, gas purchase and sales agreements, crude oil purchase and sales agreements, surface leases, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options, and leases of equipment or facilities which are appurtenant to or used in connection with the ownership or operation of the Land and the Related Assets, insofar and only insofar as the same are to be assigned pursuant to this Agreement, or with the production, treatment, sale or disposal of water, hydrocarbons or associated substances from the Land and the Related Assets, insofar and only insofar as the same are to be assigned pursuant to this Agreement; and

               (e) Copies of all files, records or data owned by or in the possession or control of Seller or any affiliate of Seller and directly relating to or associated with the Land or the Related Assets, insofar and only insofar as the same are to be assigned pursuant to this Agreement, including, but not limited to all land, lease, well, division and transfer orders, prospect and title files and records, geological, pressure data, decline curves and other related matters, but insofar and only insofar as the same are directly related to the Land and only to the extent the transfer thereof is not prohibited by existing contractual obligations with third parties.

          1.2 Effective Time. The effective time and date of the transfer of the Interests shall be as of 7:00 A.M., local time at the location of the affected real property, February 1, 2000 (the "Effective Time").


                           ARTICLE II
                         PURCHASE PRICE

          2.1 Purchase Price. The purchase price for the Interests shall be (i) 90,000 shares of Buyer's restricted common stock, and (ii) Eleven Million One Hundred Eighty Thousand
Dollars ($11,180,000.00), herein called the "Purchase Price," payable pursuant to Sections 2.2 and 2.3 below and subject to adjustment pursuant to Section 2.4 below.

          2.2 Common Stock. Following the execution of this Agreement, Buyer shall issue and deliver to Seller 90,000 shares of its restricted common stock (the "Common Stock") which shall be subject to the registration rights set forth in Section 10.16.

          2.3  Promissory Note.

          (a) Following the execution of this Agreement, Buyer shall execute and deliver to Seller a non-interest bearing promissory note, in the form attached hereto as Exhibit B (the "Promissory Note"), in the principal amount of Eleven Million One Hundred
Eighty Thousand Dollars ($11,180,000.00), payable in two installments of Seven Million Four Hundred Ninety Thousand
Dollars ($7,490,000) on July 10, 2000 (the "First Installment Payment") and Three Million Six Hundred Ninety Thousand Dollars ($3,690,000), as adjusted hereunder, on September 29, 2000 (the "Second Installment Payment"). The Promissory Note will be Non-Recourse to Buyer.

          (b) For purposes of this Agreement, "Non-Recourse" shall mean that neither Seller nor its successors or assigns nor any holder or holders of the indebtedness represented by the Promissory Note will have any claim, remedy or right to proceed (at law or in equity) against Buyer for the payment of any deficiency or any other sum or performance of any right or obligation of any nature whatsoever under this Agreement from any source other than the Assigned Interest and the Common Stock, for the payment of such indebtedness or the satisfaction of any such liability or for the satisfaction of any obligation by the Buyer to the Seller whether sounding in contract, tort or otherwise. Nothing contained herein will limit or impair the rights of the holder of the Promissory Note to accelerate the maturity of the debt during the continuance of an event of default or to bring suit and obtain a judgment on the debt, provided, however the satisfaction of such judgment is limited solely to the Assigned Interest and Common Stock.

               The following procedures shall apply with respect to the Promissory Note:

               (1) If Buyer fails to make the First Installment Payment, this Agreement shall terminate without further obligation by either Party to the other Party; provided, however, that Seller shall retain the Common Stock delivered pursuant to
Section 2.2 and shall have the registration rights provided in
Section 10.16 hereof unless Buyer's failure to make the First Installment Payment is due to:

                (i) a condemnation loss in excess of twenty percent (20%) of the unadjusted Purchase Price as provided in Section 5.5;
               (ii) the exercise of a preferential right by a third party as provided in Section 5.6; or
              (iii) Seller's parent company failing to grant its timely approval of this transaction in accordance with Section 9.1(c)(v).

      In any such event (i), (ii) or (iii), the Promissory Note and the Common Stock (if delivered to Seller) shall be forthwith returned to Buyer.

               (2) If Buyer makes the First Installment Payment, but fails to make the Second Installment Payment, Seller shall retain the First Installment Payment and the Common stock and shall convey to Buyer at Closing sixty-seven percent (67%) of the Assigned
Interests pursuant to Section 7.3 hereof.

               (3) If Buyer makes the First Installment Payment and the Second Installment Payment, as adjusted hereunder, Seller shall convey to Buyer at Closing one hundred percent (100%) of the Assigned Interest in the Interests.

          2.4  Adjustments to Purchase Price.

               (a)  The Second Installment Payment of the
Purchase Price shall be adjusted upward by the Assigned
Interest's share of the following:

                    (1) The value of all merchantable, allowable oil or condensate in storage above the pipeline connection at the Effective Time that is credited to the Interests, such value to be the weighted average price received by Seller during the month of February in each field less taxes deducted by the purchaser;

                    (2)  The amount of all expenditures
(including without limitation royalties, overriding royalties, rentals and other charges and ordinary operating expenses and COPAS overhead charges billed under applicable operating agreements), if any, that are, in accordance with generally accepted accounting principles, attributable to Seller's ownership in the Interests for times after the Effective Time and are paid by Seller in connection with the operation of the Interests; and

                    (3)  Any other amount agreed upon by Seller
and Buyer.

               (b)  The Second Installment Payment of the
Purchase Price shall be adjusted downward by the Assigned
Interest's share of the following:

                    (1)  The amount of the proceeds, if any,
received by Seller attributable to the Interests and that are, in accordance with generally accepted accounting principles, attributable to production occurring during the period of time after the Effective Time;

                    (2)  An amount equal to all unpaid expenses,
burdens and obligations (including without limitation royalties, overriding royalties, rentals and other charges) which, in accordance with generally accepted accounting principles, accrue or are attributable to the Interests prior to the Effective Time;

                    (3)  An amount equal to the value of uncured
Title Defects, as determined pursuant to Section 5.4(c) below;

                    (4)  The amount equal to the value of any
Interest affected by a requirement for consent to assign described on Schedule 3.1(i), where the required consent to assign has not been obtained by Closing; and

                    (5)  Any other amount agreed upon by Seller
and Buyer.

               (c) Subject to Section 8.1(b), all ad valorem, property and similar taxes based upon or measured by the value of the Interests shall be prorated between Seller and Buyer as of the Effective Time, such proration to be based upon calculations using the 2000 valuation of the Interests and the tax levy applicable for 2000, but if the tax levy for 2000 is not available on or before Closing, based upon the tax levy for the 1999 tax year, and such proration shall be an adjustment to the Purchase Price at the Closing.


                           ARTICLE III
                 REPRESENTATIONS AND WARRANTIES

          3.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer that:

               (a) Seller is a corporation duly organized and validly existing under the laws of the State of Delaware and is duly qualified to carry on its business in North Dakota.

               (b) Subject to Seller obtaining approval of the board of directors of Seller's parent company, Alliant Energy Resources, Inc., to consummate the transactions described herein, the execution, delivery and performance of this Agreement and the transactions described herein have been duly and validly authorized by all requisite corporate action on Seller's part and this Agreement constitutes a legal, valid and binding obligation of Seller.

               (c)  The consummation of the transactions
described herein will not violate any provision of Seller's Articles of Incorporation or Bylaws or result in the breach of any term or provision of, or constitute a default, or result in the acceleration of any obligation under, any material contract, loan agreement, indenture, note, deed of trust, mortgage, security agreement or any other material agreement or instrument of any kind to which Seller is a party or is subject.

               (d) Except as set forth in Schedule 3.1(d), to Seller's knowledge, there is no suit, action, claim, investigation, arbitration, administrative proceeding or inquiry by any person or entity or by any administrative agency or governmental body pending, or threatened against Seller which has or may materially and adversely affect its ability to consummate the transactions contemplated hereby.

               (e)  To Seller's knowledge, Seller is not in
default under any material agreement or material obligation affecting the Interests to which Seller is a party or by which Seller or the Interests may be bound.

               (f) Except as set forth on Schedule 3.1(f), to Seller's knowledge, Seller has not entered into any contract or other agreement to deliver oil or gas produced from the Interests at some future time, including any contract for the sale of oil or gas, any contract containing a "take or pay" or similar provision or any contract providing for a production payment.

               (g) To Seller's knowledge, Seller has paid all ad valorem, property, production, severance, excise and similar taxes and assessments based or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Interests which have become due and payable prior to the date hereof.

               (h)  To Seller's knowledge, no proposals are
currently outstanding under any operating agreement, and no commitments exist to make expenditures that would obligate Seller or Buyer to make expenditures after the Effective Time, other than routine expenses incurred in the normal operation of the properties described in Schedule I (the "Properties") and other than as set forth on Schedule 3.1(h) hereof. Buyer acknowledges that normal operation of the Properties includes the drilling and completing or plugging and abandonment of wells on the Properties.

               (i) To Seller's knowledge, Schedule 3.1(i) sets forth all preferential rights to purchase and requirements for consents to assign affecting the Interests, other than governmental consents customarily obtained after conveyance.

               (j) Seller has not incurred any obligation or liability, contingent or otherwise for broker's or finders' fees in connection with this Agreement in respect of which Buyer may have any responsibility.

               (k) Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate alien, as those terms are defined in the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations of the Internal Revenue Service thereunder.

               (l) Seller has not intentionally furnished Buyer with untrue information relating to the Interests, including, without limitation, information regarding production history and characteristics, operating and net revenue interests and prices currently being received for production; provided, however, Seller has not investigated the accuracy of the facts included in such information prior to providing it to Buyer.

               (m)  Seller has not caused nor allowed any
mortgage, lien, or other encumbrance to be placed upon or against the Interests that will not be released at or prior to Closing, other than (i) liens for taxes and assessments which are not yet delinquent or (ii) rights under operating agreements or similar contracts to assert liens against the Interests (but not including rights which have actually been asserted).

               (n) To Seller's knowledge, as of the Effective Time, Seller was not obligated to deliver from the Interests any make-up or other volumes of oil, gas or other hydrocarbons on account of any gas balancing or similar obligations without then or thereafter being entitled to full payment therefor.

               (o) To Seller's knowledge (i) all of the Leases are in full force and effect, (ii) Seller is not in material breach or default with respect to any of its material obligations pursuant to any such Lease, and (iii) all payments due thereunder by Seller have been timely paid and Seller has received no notice of default thereunder.

               (p)  Except as set forth herein or in the
assignment to be executed at Closing, Seller expressly denies all warranties of title with respect to the Interests, either express, implied or statutory. All title review matters and remedies are governed by Section 5.4 hereof. EXCEPT AS SET FORTH HEREIN, BUYER EXPRESSLY ACKNOWLEDGES THAT THE RELATED ASSETS ARE BEING SOLD AND PURCHASED ON AN "AS IS, WHERE IS" BASIS. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE AND SHALL NOT BE DEEMED TO HAVE MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE RELATED ASSETS OR ANY PART THEREOF, AS TO THE CONDITION, FITNESS OR SUITABILITY FOR A PARTICULAR PURPOSE OF THE OPERATION EQUIPMENT OR ANY PART THEREOF, AS TO THE VALUE, MERCHANTABILITY, OPERATION, FITNESS, DESIGN, OR CONDITION OF THE RELATED ASSETS OR ANY PART THEREOF, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE RELATED ASSETS OR ANY PART THEREOF, AS TO THE ABSENCE OF ANY LATENT OR OTHER DEFECTS OR ANY PATENT INFRINGEMENT OR THE LIKE, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER.

          3.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

               (a)  Buyer is a corporation, duly organized,
validly existing, and in good standing under the laws of the State of Colorado and is, or will be by the Closing, duly qualified to carry on its business in North Dakota.

               (b) The execution, delivery, and performance of this Agreement and the transactions described herein will have been duly and validly authorized by all requisite corporate action on Buyer's part and this Agreement constitutes a legal, valid and binding obligation of Buyer.

               (c)  The consummation of the transactions
described herein will not violate any provision of Buyer's Articles of Incorporation or Bylaws or result in the breach of any term or provision of, or constitute a default, or result in the acceleration of any obligation under, any material contract, loan agreement, indenture, note, deed of trust, mortgage, security agreement or any other material agreement or instrument of any kind to which it is a party or is subject.

               (d)  There is no suit, action, claim,
investigation, arbitration, administrative proceeding or inquiry by any person or entity or by any administrative agency or governmental body pending, or, to Buyer's knowledge, threatened against Buyer which has or may materially and adversely affect its ability to consummate the transactions contemplated hereby.

               (e) Buyer has not incurred any obligation or liability, contingent or otherwise, for broker's or finders' fees in connection with this Agreement in respect of which Seller may have any responsibility.

               (f) Buyer is acquiring the Interests for its own account and not with the intent to make a distribution thereof within the meaning of Securities Act of 1933 and the rules and regulations thereunder or distribution thereof in violation of any other applicable securities laws.

               (g) Buyer acknowledges that, notwithstanding anything to the contrary contained in this Agreement, it (i) is a sophisticated buyer with respect to the Interests, (ii) has independently and without reliance upon Seller or any of its employees, agents or representatives and based on such information as it has deemed appropriate in its independent judgment made its own analysis and decision to enter into this Agreement and to consummate the transactions contemplated herein, except that it has relied upon the representations, warranties, covenants and other agreements of Seller contained in this Agreement, and (iii) has not received and is not relying upon any representation or warranty, express or implied, by operation of law or otherwise, as to the accuracy or completeness of any information regarding Seller, or the Interests furnished or made available to Buyer or its representatives, except as expressly set forth in this Agreement.

               (h) In entering into this Agreement, Buyer has relied solely upon Buyer's Environmental Investigation, if any, or its independent judgment not to conduct such investigation, with respect to possible Environmental Liabilities.

               (i) Buyer and its representatives (i) have been or will be, assuming Seller's cooperation, permitted such access as they have requested or will request to the Interests,
(ii) have been or will be given a full and complete opportunity to perform such due diligence investigation of the Interests as they have requested or will request, and (iii) have had or will have an opportunity to meet with representatives of Seller to discuss the Interests.

          3.3 Knowledge. As used herein, "to Seller's knowledge" or "to Buyer's knowledge" shall mean Seller's or Buyer's, as appropriate, actual knowledge without independent investigation.

                           ARTICLE IV
                            COVENANTS

          4.1 Covenants of Seller. From the date hereof until the earlier of the Closing or the date of termination, Seller covenants and agrees with Buyer as follows:

               (a) Seller shall carry on the business of Seller with respect to the Interests in substantially the same manner as Seller has heretofore and shall not introduce any new method of management, operation or accounting with respect to the Interests.

               (b) Seller shall exercise all due diligence in safeguarding and maintaining secure all non-public engineering, geological and geophysical data, reports and maps, and all other confidential data in the possession of Seller and relating to the Interests.

               (c) Subject to the terms and conditions of this Agreement, Seller shall use its best efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the sale of the Interests and the transactions contemplated by this Agreement and to assure that as of the Closing it will not be under any material company, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

               (d) Seller shall use its best efforts to cause all the representations and warranties of Seller contained in this Agreement to be true and correct on and as of the Closing. To the extent the conditions precedent to the obligations of Buyer are within the control of Seller, Seller shall use its best efforts to cause such conditions to be satisfied on or prior to the Closing and, to the extent the conditions precedent to the obligations of Buyer are not within the control of Seller, Seller shall use commercially reasonable efforts to cause such conditions to be satisfied on or prior to the Closing.

               (e) Seller shall promptly notify Buyer (1) if any representation or warranty of Seller contained in this Agreement is discovered to be or becomes untrue, or (2) if Seller fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Seller will be unable to perform or comply with any covenant or agreement contained in this Agreement.

          4.2 Covenants of Buyer. Buyer covenants and agrees with Seller as follows:

               (a) Subject to the terms and conditions of this Agreement, Buyer shall use its best efforts to take or cause to be taken all such actions as may be necessary or advisable to consummate and make effective the purchase of the Interests and the transactions contemplated by this Agreement and to assure that as of the Closing it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of such transactions.

               (b) Buyer shall use its best efforts to cause all the representations and warranties of Buyer contained in this Agreement to be true and correct on and as of the Closing. To the extent the conditions precedent to the obligations of Seller are within the control of Buyer, Buyer shall use its best efforts to cause such conditions to be satisfied on or prior to the Closing and, to the extent the conditions precedent to the obligations of Seller are not within the control of Buyer, Buyer shall use commercially reasonable efforts to cause such conditions to be satisfied on or prior to the Closing Date.

               (c) Buyer shall promptly notify Seller (1) if any representation or warranty of Buyer contained in this Agreement is discovered to be or becomes untrue, or (2) if Buyer fails to perform or comply with any covenant or agreement contained in this Agreement or it is reasonably anticipated that Buyer will be unable to perform or comply with any covenant or agreement contained in this Agreement.

               (d) Buyer shall exercise all due diligence in safeguarding and maintaining secure all non-public engineering, geological and geophysical data, reports and maps, and all other confidential data in the possession of Buyer and relating to the Interests.


                            ARTICLE V
                   BUYER'S REVIEW OF INTERESTS

          5.1 Seller's Files and Records. Seller has made and will continue to make available for examination at Seller's offices in Denver such land, title, contract, marketing, production, geological, engineering, accounting, litigation, environmental and other records (including historical operating data for the previous two years) relating to the Interests which Seller has in its possession. Seller shall permit Buyer's authorized representatives to consult with Seller's employees during business hours.


           5.2 Buyer's Environmental Investigation.

               (a) From the date hereof until June 30, 2000, Buyer shall have the right, at Buyer's sole risk, expense and liability, to make an environmental assessment of the Interests and Related Assets ("Buyer's Environmental Investigation"). Subject to the consent and cooperation of third parties, Seller shall cooperate with reasonable requests by Buyer and its agents to conduct Buyer's Environmental Investigation. Except to the extent otherwise required by law, Buyer shall exercise all due diligence in safeguarding and maintaining as confidential all data or information acquired during Buyer's Environmental Investigation. Buyer shall provide Seller with a copy of any report or reports of the results of Buyer's Environmental Investigation and shall disclose to Seller the discovery of any Environmental Liabilities. Buyer waives and releases, and agrees to defend, indemnify and save and hold harmless Seller, its directors, officers, employees and agents, against claims for injury to or death of persons or damage to property arising in any way from Buyer's Environmental Investigation.

               (b) The term "Environmental Liabilities," as used herein, shall mean any liabilities, claims, expenses, penalties, fines or other obligations, including reasonable fees of attorneys, consultants, engineers, accountants and other advisers, for environmental conditions, situations, circumstances, events or incidents on, at or concerning, originating at or relating to the Interests prior to the Effective Time arising directly or indirectly under Environmental Laws (as they exist and are in effect as of the Effective Time) from (i) the use, transportation, handling, storage, treatment, disposal, emission, discharge, spill, leak, injection, escape, dumping, release or threatened release in any work place or to the air, land, surface waters, groundwaters or other medium -- on or off site -- of any Hazardous Substances, or (ii) the related investigation, study, correction, cleanup, removal, remediation, or monitoring with respect thereto. Environmental Liabilities may arise from, among other things, common law actions. The term "Hazardous Substances," as used herein, shall mean any hazardous substance, hazardous material, hazardous waste, toxic substance, pollutant, contaminant, hazardous constituent, petroleum (including without limitation crude oil or any fraction thereof), or solid waste, or any variation thereof, as defined in (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986 and otherwise, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
6901, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., and other federal laws relating to protection of health, safety, human welfare and environment; (ii) regulations relating to such federal laws; or (iii) similar state and local laws, ordinances, and regulations (collectively, "Environmental Laws").

          5.3 Buyer's Inspection of Related Assets. From the date hereof until June 30, 2000, Buyer shall have the right, at Buyer's sole risk, expense and liability, to inspect the Related Assets. Subject to the consent and cooperation of third parties, Seller shall cooperate with reasonable requests by Buyer and its agents to obtain access to the Interests for the purpose of such inspection. Buyer waives and releases, and agrees to defend, indemnify and save and hold harmless Seller, its directors, officers, employees and agents, against claims for injury to or death of persons or damage to property arising in any way from such inspection.

          5.4  Buyer's Title Review.

               (a) (i) As used herein, "Title Defect" shall mean any material encumbrance, encroachment, irregularity, defect or objection to Seller's title to the Interests, other than Permitted Encumbrances, that would cause Seller not to have Defensible Title to an Interest. In evaluating whether an encumbrance, encroachment, irregularity, defect in or objection to title is material, due consideration shall be given to whether such defect is of the type expected to be encountered in the area involved and is customarily acceptable to prudent operators and interest owners.

                    (ii) As used herein the term "Defensible
Title" shall mean, as to the Interests, such title that, subject to and except for the Permitted Encumbrances: (1) entitles Seller to receive not less than the "Net Revenue Interest" set forth in Schedule I of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the presently producing formations in the presently producing wells located on the Interests; (2) obligates Seller to bear costs and expenses relating to the maintenance, development and operation of the presently producing wells located on the Interests in an amount not greater than the "Working Interest" set forth in
Schedule I; and (3) is free /and clear of material encumbrances, liens and defects.

               (iii)     As used herein, the term "Permitted
Encumbrances" shall mean:

                         (1)  lessors' royalties, overriding
royalties, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest to less than the Net Revenue Interest set forth in Schedule I;

                         (2)  preferential rights to purchase and
required third party consents to assignments and similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties, (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights, or (iii) with respect to consents, such consent need not be obtained prior to an assignment, or failure to obtain such consent will not have a material adverse effect on the value of any specific Interest;

                          (3)  liens for taxes or assessments not
yet due or not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

                         (4)  materialmen's, mechanics',
repairmen's, employees', contractors', operators' or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Interests if (i) they have not been filed pursuant to law,
(ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law or (iii) their validity is being contested in good faith by appropriate action;

                         (5)  all other liens, charges,
encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Interests that are not such as to interfere materially with the operation, value or use of any of the Interests;

                         (6)  all rights to consent by, required
notices to, filings with, or other actions by governmental or tribal entities in connection with the sale or conveyance of oil and gas leases or interests therein if the same are customarily obtained subsequent to such sale or conveyance;

                         (7)  rights of reassignment upon release
or abandonment of the Leases;

                         (8)  easements, rights-of-way,
servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; conditions, covenants or other restrictions; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Interests;

                         (9)  the terms and conditions of all
Leases and all agreements, orders, instruments, documents and other matters affecting the Interests (including, without limitation, production sales contracts, division orders, contracts for sale, purchase, exchange, refining, or processing of hydrocarbons, unitization and pooling designations, declarations, orders and agreements, operating agreements, agreements of development, area of mutual interest agreements, gas balancing or deferred production agreements, processing agreements, plant agreements, pipeline, gathering and transporting agreements, injection, repressuring and recycling agreements, carbon dioxide purchase or sale agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements which are customary in the oil, gas, sulphur and other mineral exploration, development or extraction business or in the business of processing of gas and gas condensate production for the extraction of products therefrom, provided that the foregoing do not operate to reduce the Net Revenue Interest, nor increase the Working Interest, of Seller as reflected in Schedule I (unless, in the case of an increased Working Interest, Seller's Net Revenue Interest is proportionately increased); and

                         (10) rights reserved to or vested in any
municipality or governmental, tribal, statutory or public authority to control or regulate any of the Interests in any manner, and all applicable laws, rules and orders of governmental and tribal authority.

               (b)  Buyer may, no later than June 30, 2000,
notify Seller of any Title Defect with respect to any of the Interests; provided, however, that Buyer shall not give such notice unless the aggregate value of all Title Defects contained in such notice, calculated in accordance with this Section 5.4, equals or exceeds $50,000.00 (the "Minimum Amount"). Such notice must set forth in reasonable detail each Lease or portion thereof with respect to which a Title Defect is claimed, the nature of each Title Defect and Buyer's calculation, in accordance with this Section 5.4, of the value of each Title Defect. Seller shall use commercially reasonable efforts to cure Title Defects created by, through or under Seller. Seller may elect, but shall have no obligation, to take actions to cure any other Title Defect. In the event that the aggregate value of such Title Defects is in excess of five percent (5%) of the unadjusted Purchase Price, then either Buyer or Seller shall have the option to terminate this Agreement by giving written notice of such termination within five (5) business days after Seller's receipt of Buyer's notice of Title Defects.

               (c) Subject to Seller's right to cure set forth above, if the aggregate value of Title Defects exceeds the Minimum Amount, then Buyer, subject to the further provisions of this paragraph, may (i) elect to accept any Defective Interests and waive Title Defects with respect thereto, or (ii) reduce the Purchase Price by an amount equal to the aggregate value of such uncured Title Defects calculated as hereinafter set forth; provided, that the Purchase Price shall not be reduced to the extent Seller cures such Title Defects on or before the date of Closing. Buyer's failure to deliver to Seller a notice of Title Defects with respect to an Interest by 5:00 p.m., Denver, Colorado time on June 30, 2000, shall be deemed a waiver of any unclaimed Title Defects existing on such date and Buyer shall have no recourse against Seller with respect to such unclaimed Title Defects hereunder except those that arise by, through or under Seller. In the event that any reduction in Purchase Price is made as a result of uncured Title Defects, Seller may elect to withdraw the affected Interests from this Agreement and the Purchase Price shall be reduced by the full Allocated Value of withdrawn Interest as agreed upon by the parties.

               (d)  The value of a Title Defect shall be
determined as follows:

                    (i)  If the actual Net Revenue Interest of
Seller in an Interest (after accounting for the Title Defect) is less than that set forth on Schedule I for such Interest, the value of the Title Defect shall be an amount equal to the dollar amount set forth on Schedule II for such Interest multiplied by a fraction, the numerator of which is the difference between (x) the Net Revenue Interest for such Interest set forth on Schedule I, and (y) the actual Net Revenue Interest of Seller in such Interest, and the denominator of which is (x) above.

                    (ii) If the Title Defect affecting an
Interest results from a lien, encumbrance or other matter involving a liquidated amount of money, the adjustment for such Interest shall be the cost of removing or curing such lien, encumbrance or other matter; provided, however, if such cost exceeds the Allocated Value of the affected Interest, Seller shall have the option to retain the affected Interest, and the Purchase Price shall be reduced by an amount equal to the Allocated Value for such affected Interest.

                    (iii)     If the Title Defect represents an
obligation or burden upon the affected Interest for which the economic detriment to Seller is not liquidated but can be estimated with reasonable certainty as agreed to by the parties, the adjustment shall be the sum necessary to compensate Buyer at the Closing for the adverse economic effect which the Title Defect will have on the affected Interest; provided, however, if such sum exceeds the Allocated Value of the affected Interest, Seller shall have the option to retain such affected Interest and the Purchase Price shall be reduced by an amount equal to the Allocated Value for such affected Interest.

          5.5 Casualty or Condemnation Loss. The risk of loss due to fire or other casualty or due to condemnation shall be with Seller at all times prior to the Effective Time and shall be with Buyer thereafter. If, after the Effective Time and prior to Closing, all or any material portion of the Interests shall be damaged or destroyed by fire or other casualty or any material portion of the Interests shall be taken in condemnation or under the right of eminent domain or proceedings for such purposes shall be pending or threatened, and if the value of the Interests so damaged or destroyed or so taken (determined as set forth in Section 5.4(d) {5.3(d)} above) (i) is 20% or less of the Purchase Price, Buyer shall accept the Interests and shall be entitled to the Assigned Interest's share of all proceeds of insurance or from any condemnation with respect thereto, or (ii) exceeds 20% of the Purchase Price, Buyer shall have the option to terminate this Agreement by delivering written notice of termination to the Seller. If Buyer gives such notice of termination, then this Agreement shall terminate and shall be of no further force or effect and the Promissory Note and the Common Stock (if delivered to Seller) shall be returned to Buyer. If the Interests are damaged, destroyed or condemned as set forth in clause (ii) above and Buyer does not elect to terminate pursuant to clause (ii), such Interests shall be conveyed to Buyer at the Closing, Seller shall retain any insurance proceeds relating thereto and shall repair such damage or destruction caused by fire or other casualty, and Buyer shall be entitled to all proceeds from any condemnation, as the case may be.

          5.6  Preferential Purchase Rights and Consents.   Buyer
understands that certain of the Interests are or may be subject to preferential purchase rights, rights of first refusal, lessors' approvals, consents for transfer or similar rights (hereinafter called "preferential rights") and that this Agreement shall be subject to the terms and conditions of any such preferential rights. Seller shall notify promptly all holders of preferential rights of Buyer's price as offered for such Interests and shall promptly notify Buyer of the exercise of any preferential rights and the lapse of any applicable period of time within which such rights must be exercised. It is specifically understood and agreed that, if a preferential right is exercised, Buyer shall be obligated to purchase the remainder of the Interests and the Purchase Price shall be reduced by an amount equal to the price allocated by Buyer to the Interests as to which preferential rights were exercised. However, should the exercise of the preferential rights by a third party exceed one percent (1%) of the Purchase Price, Buyer shall have the option to terminate this Agreement by delivering written notice to Seller. In such event, this Agreement shall be of no further force and effect and the Promissory Note and the Common Stock (if delivered to Seller) shall be returned to Buyer. With respect to the consents set forth in Schedule 3.1(i), in the event such consents are not obtained by Closing, the Assignment and Bill of Sale delivered at Closing shall exclude the Interests subject to such consent, and the Purchase Price shall be adjusted accordingly.

                           ARTICLE VI
                      CONDITIONS TO CLOSING

          6.1 Conditions to Obligation of Buyer. Buyer's obligation to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to Closing of each of the following conditions:

               (a) Representations, Warranties and Covenants of Seller. The (i) representations and warranties of Seller contained in Article III of this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date; and (ii) covenants and agreements of Seller contained in this Agreement and any related agreements to be performed on or before Closing in accordance with this Agreement shall have been duly performed in all material respects.

               (b)  Consents and Preferential Rights.  All
material consents of all persons required to permit the transfer of the Interests and the consummation of the transactions contemplated hereby and which consents or approvals, if not received, could have a material adverse effect, shall have been obtained, and all preferential purchase rights to any portion of the Interests shall have been waived, or the time period for their exercise shall have expired without such exercise.

               (c)  Buyer's Due Diligence Review.  Buyer's
Environmental Investigation shall not have revealed any material Environmental Liability affecting the Interests, and Buyer's inspection of the Related Assets shall have revealed that the Related Assets are in reasonably satisfactory condition for the operation of the Interests in the normal course of business.

           6.2 Conditions of Seller's Obligation to Close.
Seller's obligation to consummate the transactions contemplated hereby is subject to the satisfaction or waiver on or prior to Closing of all of the following conditions:

               (a) Representations, Warranties and Covenants of Buyer. The (i) representations and warranties of Buyer contained in Article III of this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date, and (ii) covenants and agreements of Buyer contained in this Agreement and any related agreements to be performed on or before Closing in accordance with this Agreement shall have been duly performed in all material respects.

               (b) Board Approval. Seller's parent company, Alliant Energy Resources, Inc., shall have received on or before June 15, 2000, approval from its board of directors to authorize Seller to consummate the transactions contemplated by this Agreement.

          6.3  Conditions to Obligations of Both Parties.   The
obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement are subject, at the option of each Party, to the satisfaction or waiver by both Parties of the following conditions:

               (a) No Injunction. On the Closing Date, there shall exist no injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction that is in effect and which restrains or prohibits the consummation of the transactions contemplated hereby.

               (b) No Prohibition. No state or federal statute, rule, regulation or action shall exist or shall have been adopted or taken and no judicial or administrative decision shall have been entered (whether on a preliminary or final basis), that would prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement or make illegal the payments due hereunder.


                           ARTICLE VII
                             CLOSING

          7.1 Closing. Subject to the provisions and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place on September
29, 2000 (the "Closing Date").

          7.2 Place of Closing. The Closing shall be held at Seller's Denver offices, or at such other place as Seller and Buyer may agree upon in writing.

          7.3  Closing Obligations.   At the Closing, the
following documents shall be delivered and the following events shall occur, all of which shall be deemed to have occurred simultaneously:

           (a) Seller and Buyer shall execute a preliminary settlement statement prepared by Seller and approved by Buyer that sets forth the Purchase Price and all adjustments thereto, based on the best information then available.

           (b) Buyer shall deliver the remaining portion of the Purchase Price (i.e., the Second Installment Payment), as adjusted pursuant to the settlement statement described in
Section 7.3(a), to Seller by wire transfer of funds to a bank and bank account designated by Seller in a written notice delivered to Buyer not less than two (2) business days prior to Closing.

           (c) Seller shall execute and deliver to Buyer the Assignment, Bill of Sale and Conveyance set forth as Exhibit C attached hereto, conveying to Buyer, subject to Sections 2.3(b) and 2.3(c), the Assigned Interest in the Interests, excluding, however, any Interests to which consents to assign described in
Schedule 3.1(i) have not been obtained.

           (d) Seller shall execute and deliver to Buyer all necessary Assignments of Record Title Interest and Transfer of Operating Rights on approved United States Department of the Interior-Bureau of Land Management forms and all appropriate forms of assignment of State oil and gas leases conveying to Buyer Seller's Percentage Interest in the Interests.

           (e) Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to Seller's Percentage Interest in the production from the Interests.

          7.4 Further Assurances. After the Closing, each Party at the request of the other Party and without any additional consideration, shall execute and deliver or cause to be delivered from time to time such further instruments of conveyance and transfer and shall take such other action as the other parties may require to convey the Seller's Percentage Interest in the Interests to Buyer or to fully vest the privileges, rights, and powers incident to the ownership thereof in Buyer.

                          ARTICLE VIII
                    POST-CLOSING OBLIGATIONS

          8.1  Post-Closing Adjustments.

               (a) As soon as practicable after the Closing, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement setting forth each adjustment or payment that was not finally determined as of the Closing and showing the calculation of such adjustments. The parties shall undertake to agree with respect to the amounts due pursuant to such post-Closing adjustment no later than 90 days after the Closing (the "Final Settlement Date"). If the Purchase Price as finally adjusted pursuant to this Section 8.1 is more than the amount paid by Buyer at the Closing, Buyer shall pay to Seller in immediately available funds the amount of such difference. If the Purchase Price as so adjusted is less than the amount paid by Buyer at the Closing, Seller shall pay to Buyer in immediately available funds the amount of such difference. Payment by Buyer or Seller shall be made within five days after the date agreement is reached with respect to all amounts due pursuant to the post-Closing adjustment.

               (b) Notwithstanding Section 8.1(a), the proration of ad valorem taxes, if any, made at the Closing pursuant to
Section 2.4(c) shall be final as between the Parties, and after Closing, Buyer shall bear and pay all taxes applicable to the Assigned Interest in the Interests for production occurring after the Effective Time, and shall indemnify Seller from and against all liability thereof.

               (c) Any revenues received or costs and expenses paid by Buyer after the Final Settlement Date which are attributable to the Assigned Interest in the Interests prior to the Effective Time shall be billed or reimbursed to Seller, as appropriate. Any revenues received or costs and expenses paid by Seller after the Final Settlement Date which are attributable to Seller's Percentage Interest in the Interests after the Effective Time, and not expressly reserved by Seller, shall be billed or reimbursed to Buyer, as appropriate.

          8.2 Files and Records. As soon as practicable, but no later than 30 days after the date of the Closing, Seller shall deliver to Buyer, at Buyer's sole cost and expense, those copies of Seller's files and records relating to the Interests that are requested by Buyer.

          8.3 Sales Taxes and Recording Fees. Buyer shall pay all sales taxes occasioned by the sale of the Interests, and all documentary, filing and recording fees required in connection with the filing and recording of the assignments delivered at the Closing.

          8.4  Assumption of Obligations.

               (a)  After the Closing, Buyer shall own the
Assigned Interest in the Interests and all rights relating thereto accruing from and after the Effective Time and shall assume and pay, perform, fulfill and discharge all duties, obligations and liabilities accruing with respect to Seller's
Percentage Interest in the Interests from and after the Effective
Time.

               (b) Buyer shall be liable and responsible for the Assigned Interest's share of all Claims and Liabilities arising out of or in any manner relating or pertaining to the existence, ownership or operation of, or activities at, the Interests which are attributable to operations or activities during any period of time before or after the Effective Time. Buyer shall indemnify, defend and hold Seller harmless from, against, and with respect to the Assigned Interest's share of any such Claims and Liabilities and any failure of Buyer to pay, perform, and discharge the obligations assumed hereunder.

               (c) As used in this Agreement, the term "Claims and Liabilities" means, without limitation, any and all causes of action, claims (including, without limitation, claims for personal injury to or death of persons and damage to property or the environment), costs (including, without limitation, environmental response, removal, remediation and cleanup costs), damages (including, without limitation, punitive damages), demands, expenses (including, without limitation investigative and expert witness expenses, reasonable attorneys' fees, court costs, and the like), assessments, fines, judgments, lawsuits, legal proceedings, liabilities, debts, liens, taxes, losses, penalties, suits, and any other obligations of any kind, nature, character or description, whether known or unknown, foreseen or unforeseen, direct or indirect, absolute or contingent, including, without limitation, Environmental Liabilities.

          8.5 Abandonment of Producing Properties. Buyer shall, at such time as any portion of the Land or any well thereon is abandoned, assume its proportionate share of the obligations to properly plug said well or wells, and upon completion of the salvaging of the property and equipment, shall restore the condition of the premises in accordance with the then current standards required by the rules and laws of all federal, state and local agencies having jurisdiction and the leases herein assigned. Buyer further agrees to indemnify and hold Seller harmless for the Assigned Interest's share of any claims arising in favor of any person or entity by reason of any failure of Buyer to fully comply with the undertakings herein expressed from and after the Effective Time.

          8.6  Indemnification.

               (a) Indemnities of Buyer. Buyer shall, to the fullest extent permitted by law, defend, indemnify and save and hold Seller, and all of its affiliates, successors and assigns and their respective members, directors, officers, employees, agents, shareholders and representatives (collectively, the "Seller Indemnified Parties") harmless from and against all damages, expenses, liabilities, losses, expenses (including attorneys' fees) and costs arising out of or resulting from any inaccuracy in or breach of any representation or warranty made by the Buyer. The Seller Indemnified Parties shall give to Buyer prompt notice in writing of any claims to which this Section applies and afford Buyer the reasonable opportunity to pay, settle, or contest such claim at its expense.

               (b) Indemnities of Seller. Seller shall, to the fullest extent permitted by law, defend, indemnify and save and hold Buyer, and all of its affiliates, successors and assigns and their respective members, directors, officers, employees, agents, shareholders and representatives (collectively, the "Buyer Indemnified Parties") harmless from and against all damages, expenses, liabilities, losses, expenses (including attorneys' fees) and costs arising out of or resulting from any inaccuracy in or breach of any representation or warranty made by the Seller. The Buyer
Indemnified Parties shall give to Seller prompt notice in writing of any claims to which this Section applies and afford Seller the reasonable opportunity to pay, settle, or contest such claim at its expense.

         8.7 Consents to Assign. If, on or before the Final Settlement Date, Seller obtains any of the required consents to assign set forth on Schedule 3.1(i) that were not obtained as of Closing, then Seller shall execute and deliver to Buyer the Assigned Interest in the Interests affected by such consents to assign, by instrument in the form and substance of the Assignment, effective as of the Effective Time, and, contemporaneously therewith, Buyer shall pay Seller the amount equal to the Allocated Value of such Interests which was previously withheld at Closing. For the purposes of Buyer's indemnities under this Agreement the Interests assigned pursuant to this Section 8.7 shall not be deemed part of "Interests" until delivery of such assignment to Buyer.


                           ARTICLE IX
                    TERMINATION OF AGREEMENT

          9.1 Events of Termination. This Agreement may be terminated as follows:

     (a)  By the mutual written consent of Buyer and
Seller:

     (b)  By Seller if (i) Buyer fails to pay Seller the First
          Installment; (ii) Buyer shall fail to perform in any material respect its covenants contained herein required to be performed by it on or prior to each Closing; (iii) any of Buyer's representations contained herein shall be incorrect in any material respect on the Closing Date; (iv) the conditions to Seller's obligations to Close have not been satisfied in all material respects as of the Closing Date;
     (c) By Buyer if (i) Seller shall fail to perform in any material respect its covenants contained herein required to be performed by it on or prior to the Closing; (ii) any of Buyer's representations contained herein shall be incorrect in any material respect on the Closing Date; (iv) the conditions to Buyer's obligation to close have not been satisfied in all material respects as of the Closing Date or (v) Buyer has not received on or before June 15, 2000 written notice from Seller of Alliant Energy Resources, Inc., Board of Directors' approval to consummate the transactions contemplated by this Agreement;
     (d)  By Buyer or Seller if the aggregate of all Title Defect amounts or preferential right adjustments exceeds 1% of the Purchase Price; provided, however, that Seller shall not have the right to terminate this Agreement in the event that Buyer elects, in its sole discretion, not to adjust the Purchase Price and to bear the cost of curing the Title Defects which otherwise would result in adjustments to the Purchase Price that exceeds 1% of the Purchase Price; or
     (e)  By Buyer if the Interests suffer casualty loss or
          condemnation loss   during the period between the Effective Time
          and the Closing in the aggregate that exceed(s) 20% of the Purchase Price.


                            ARTICLE X
                          MISCELLANEOUS

           10.1 Survival of Representations and Warranties. All representations and warranties of the parties or any authorized representative thereof contained in this Agreement or in any Exhibit hereto, or in any certificate, document or other instrument delivered in connection herewith shall survive the Closing and the Effective Time of this Agreement for a period of 180 days after the Effective Time and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives for such period. Notwithstanding the foregoing, the representations and warranties contained in Sections 3.1(a), (b) and (c) and 3.2(a), (b) and (c) and shall continue in full force and effect without limitation.

          10.2 Entire Agreement. This Agreement, together with the Appendix, Exhibits and Schedules hereto, constitute all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, understandings, inducements or conditions, either expressed or implied, oral or written, including, but not limited to, those contained in any letter of intent. All of the terms and conditions of this Agreement and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          10.3 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          10.4 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

          10.5 Governing Law. This Agreement, other documents delivered pursuant hereto or in conjunction herewith, and the legal relations between the parties shall be governed and construed in accordance with the laws of the State of Colorado. The validity of the various conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated.

          10.6 Notices. Any notice, communication, request, instruction, or other document required or permitted hereunder shall be given in writing by hand delivery, certified mail or facsimile transmission, addressed as follows:

                    If to Seller:

                    Whiting Petroleum Corporation
                    Mile High Center
                    1700 Broadway, Suite 2300
                    Denver, CO 80290-2300
                    Attn: John R. Hazlett
                    Telephone: 303/837-4230
                    Facsimile:  303/837-4244

                          If to Buyer:

                    Delta Petroleum Corporation
                    555 - 17th Street, Suite 3310
                    Denver, CO  80202
                    Attn:  Roger A. Parker, President
                    Telephone: 303/293-9133
                    Facsimile:  303/298-8251

Notices shall be effective (a) upon delivery in the case of hand delivery; (b) three days after mailing by certified mail; and (c) on the day of transmission in the case of facsimile transmission, unless received after regular business hours in which event notice is deemed received on the next business day, provided in either event that a copy of the notice is also mailed by certified mail to the Party to whom notice is being given on the day the facsimile is transmitted. Either Party shall have the right to change its address for notices hereunder by giving written notice of such change to the other Party at the address so written above.

          10.7 Assignment. Buyer shall not have the right to assign any portion of its rights hereunder to any person or persons without the prior written consent of Seller, which consent shall not be unreasonably withheld.

          10.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute for all purposes one document. Any counterpart may be delivered by facsimile. Any facsimile signature shall be replaced with an original signature as promptly as practical.

          10.9 Expenses. Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own counsel and accountants) and shall not be entitled to any reimbursement therefor from the other Party hereto.

          10.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          10.11 Generality of Provisions. The specificity of any representation, warranty, covenant, agreement or indemnity included or provided in this Agreement, or in any Exhibit, document, certificate or other instrument delivered pursuant hereto, shall in no way limit the generality of any representation, warranty, covenant, agreement or indemnity included or provided in this Agreement, or in any Exhibit, document, certificate or other instrument delivered pursuant hereto.

          10.12 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate or other entity. As used in this Agreement, "affiliate" of a person shall mean any partnership, joint venture, corporation or other entity in which such person has an interest equal to or greater than 50% or which controls, is controlled by or is under common control with such person.

          10.13 Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the transaction contemplated hereby and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or make any other announcement without the prior written consent of the other party. This provision shall survive Closing and shall continue in full force and effect without limitation.

          10.14 1031 Exchange. Seller may desire to structure this transaction so that this transaction may be accomplished in a manner that will comply with the requirements of a like-kind exchange ("Like-Kind Exchange") pursuant to
Section 1031 of the Code. Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to a portion of the Purchase Price, and that portion of the Interests associated therewith ("1031 Assets"), to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) of the Treasury Regulations) to accomplish part of this transaction in a manner that will comply, either in whole or in part, with the requirements of a Like-Kind Exchange. Pursuant to this Section and a 1031 Exchange Agreement to be executed contemporaneously herewith, Seller may assign its rights to the 1031 Assets under this Agreement to the Qualified Intermediary. Buyer here (i) consents to Seller's assignment of its rights in this Agreement with respect to the 1031 Assets, and
(ii) if such an assignment is made, agrees to pay a portion of the Purchase Price into the qualified trust account at Closing as set forth in the 1031 Exchange Agreement. The Parties acknowledge and agree that a partial assignment of this Agreement to a Qualified Intermediary shall not release either Party from any of their respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement, and that neither Party represents to the other that any particular tax treatment will be given to either Party as a result thereof. Buyer shall not be obligated to pay any additional costs or include any additional obligations as a result of the Like-Kind Exchange, and Seller shall indemnify and hold Buyer harmless from and against all claims, losses and liabilities, if any resulting from such a Like-Kind Exchange.

          10.15 Confidentiality Agreement. Until Closing, each Party, its affiliates and its and their directors, officers, employees, agents, representatives, consultants, investors and lenders, agree to keep the terms and conditions of this Agreement, including, without limitation, the Purchase Price and all economic terms, confidential, and not to disclose such terms and conditions without the prior written consent of the other party, which consent may be withheld at either party's sole discretion. The foregoing restriction shall not apply to disclosures and information which (a) are required to comply with applicable statutes and regulations, including stock exchange regulations; (b) are required to enforce this Agreement; (c) are required to obtain preferential rights or consents required to be obtained under this Agreement; (d) are required to obtain financing related to the transactions contemplated hereby or the Interests acquired by Buyer hereunder; or (e) enter the public domain through a third party who does not thereby breach an obligation of confidentiality.

          10.16     Registration Rights.   Seller recognizes that
the Common Stock is "restricted," is not freely tradeable and is subject to the provisions of Rule 144 of the Securities and Exchange Commission. However, Seller shall have the right to require that Buyer, at Seller's cost, prepare and file a registration statement under the Securities Act of 1933, as amended, concerning any shares of Buyer's common stock held by Seller, including the shares of Buyer's common stock held by Seller on the date hereof and the shares of Common Stock delivered pursuant to Section 2.2. Buyer will thereafter use its reasonable efforts to cause such registration statement to become and remain effective. Seller agrees to comply with the provisions of the Securities Act with respect to the sale and disposition of the Common Stock covered by such registration statement.

     IN WITNESS WHEREOF, Buyer and Seller have executed this
Agreement as of the date first above written.

                         SELLER:

                         WHITING PETROLEUM CORPORATION


                         By: s/John R. Hazlett
                              John R. Hazlett, Vice President

                         BUYER:

                         DELTA PETROLEUM CORPORATION


                         By:   s/Roger A. Parker
                              Roger A. Parker, President


          LIST OF APPENDIX, EXHIBITS AND SCHEDULES


APPENDIX

APPENDIX A:      Glossary of Terms


EXHIBITS

EXHIBIT A:       Description of the Leases and Lands

EXHIBIT B:       Promissory Note

EXHIBIT C:       Form of Assignment, Bill of Sale and Conveyance



SCHEDULES

SCHEDULE I:      Working Interests and Net Revenue Interests

SCHEDULE II:     Value of the Interests

SCHEDULE 3.1(d)  Description of Litigation

SCHEDULE 3.1(f)  Description of Contracts to Deliver Oil or Gas

SCHEDULE 3.1(h)  Outstanding Proposals

SCHEDULE 3.1(i)  Preferential Rights and Consents

                         APPENDIX A

                      Glossary of Terms

"Agreement" shall mean this Purchase and Sale Agreement.

"Buyer" shall mean Delta Petroleum Corporation.

"Buyer Indemnified Parties" shall have the meaning set forth in Section 8.6(b).

"Buyer's Environmental Investigation" shall have the meaning set forth in Section 5.2(a).

"Claims and Liabilities" shall have the meaning set forth in
Section 8.4(c).

"Closing" shall have the meaning set forth in Section 7.1.

"Closing Date" shall have the meaning set forth in Section 7.1.

"Code" shall have the meaning set forth in Section 3.1(k).

"Common Stock"  shall have the meaning set forth in Section 2.2.

"Defensible Title" shall have the meaning set forth in
Section 5.4(a)(ii).

"Effective Time" shall mean 7:00 a.m. local time, February 1, 2000.

"Environmental Laws" shall have the meaning set forth in Section 5.2(b).

"Environmental Liabilities" shall have the meaning set forth in Section 5.2(b).

"Final Settlement Date" shall have the meaning set forth in
Section 8.1(a).

"First Installment Payment" shall have the meaning set forth in Section 2.3.

"Hazardous Substances" shall have the meaning set forth in
Section 5.2(b).

"Interests" shall have the meaning set forth in Section 1.1.

"Land" shall have the meaning set forth in Section 1.1(a).

"Like Kind Exchange" shall have the meaning set forth in Section 10.14.

"Leases" shall have the meaning set forth in Section 1.1(a).

"Minimum Amount" shall have the meaning set forth in Section 5.4(b).

"Net Revenue Interest" shall have the meaning set forth in
Section 5.4(a).

"Non-Recourse" shall have the meaning set forth in Section 2.3(b).

"Party" refers to Buyer or Seller individually and "Parties" refers to them collectively.

"Permitted Encumbrances" shall have the meaning set forth in Section 5.4(a).

"Promissory Note"  shall have the meaning set forht in Section 2.3.

"Properties" shall have the meaning set forth in Section 3.1(h).

"Purchase Price" shall have the meaning set forth in Section 2.1.

"Related Assets" shall have the meaning set forth in Section 1.1(b).

"Second Installment Payment" shall have the meaning set forth in Section 2.3.

"Seller" shall mean Whiting Petroleum Corporation.

"Seller Indemnified Parties" shall have the meaning set forth in Section 8.6(a).

"Title Defect" shall have the meaning set forth in Section 5.4(a)(i).

"Working Interest" shall have the meaning set forth in Section 5.4(a).


                            EXHIBIT B

                        PROMISSORY NOTE


US $ 11,180,000
                                             Denver, Colorado
                                             May 31, 2000


     For Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, DELTA PETROLEUM CORPORATION, a Colorado corporation ("Delta") whose address is 555 - 17th Street, Suite 3310, Denver, Colorado 80202, hereby promises to pay WHITING PETROLEUM CORPORATION, a Delaware corporation ("Whiting"), whose address is 1700 Broadway, Suite 2300, Denver, Colorado 80290-2301, the principal amount of Eleven Million One Hundred Eighty Thousand Dollars ($11,180,000), payable in two installments of Seven Million Four Hundred Ninety Thousand Dollars ($7,490,000) on July 10, 2000 and Three Million Six Hundred Ninety Thousand Dollars ($3,690,000) on September 29, 2000.

     This Promissory Note shall bear no interest and shall be non-recourse to Delta.

     The parties' rights and obligations with respect to this Promissory Note, including Whiting's rights if Delta fails to make one or both of the installment payments referred to in the first paragraph above, are set forth in that certain Purchase and Sale Agreement, dated as of the date hereof, between the parties (the "Agreement"). The terms and conditions of the Agreement are incorporated herein by this reference and such terms and conditions shall govern and control between the parties in the case of a conflict with any of the provisions hereof.

     This Promissory Note is made in and shall be governed by and interpreted in accordance with the laws of the State of Colorado.

     IN WITNESS WHEREOF, the parties hereto have signed this Promissory Note as of the date first above written.


               DELTA PETROLEUM CORPORATION


               By: s/Roger A. Parker
               Roger A. Parker, President



               WHITING PETROLEUM CORPORATION


               By: s/John R. Hazlett
               John R. Hazlett, Vice President